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                                                                       EXHIBIT 5

                               [SS&D LETTERHEAD]

                                 April 16, 1998

PKOH Holding Corp.
23000 Euclid Avenue
Cleveland, Ohio 44117

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 ("Registration Statement") filed by PKOH Holding Corp. in connection with the issuance of up to 11,000,000 of its common shares, $1.00 par value per share (the "PKOH Holding Corp. Shares"), upon the terms and conditions set forth in the Merger Agreement dated February 20, 1998 by and among PKOH Holding Corp., PKOH Merger Corp. and Park-Ohio Industries, Inc. (the "Merger Agreement"), relating to the merger of PKOH Merger Corp. with and into Park-Ohio Industries, Inc. We have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, we are of the opinion that the PKOH Holding Corp. Shares, when issued by PKOH Holding Corp. as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the proxy statement/prospectus contained therein.

                                              Respectfully submitted,





                                              SQUIRE, SANDERS & DEMPSEY L.L.P.